                         [DELOITTE & TOUCHE LETTERHEAD]


June 27, 2002


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read and agree with the comments in Item 4 of Form 8-K of Skyworks Solutions, Inc. dated June 25, 2002, with the exception of the statements made in the first two sentences of the fourth paragraph, as to which we have no basis to agree or disagree.

Yours truly,

/s/ Deloitte & Touche LLP